Exhibit 99.1
Jupiter Telecommunications Co., Ltd.
(Translation from Japanese disclosure to JASDAQ)
July 28, 2006
[U.S. GAAP]
Consolidated Semi-annual Financial Results Release
For the Six Months Ended June 30, 2006
Jupiter Telecommunications Co., Ltd. Consolidated
Company code number: 4817 (URL http://www.jcom.co.jp/)
Shares traded: JASDAQ
Location of headquarters: Tokyo
Executive position of legal representative: Tomoyuki Moriizumi, Chief Executive Officer
Please address all communications to:
Koji Kobayashi,                 IR Department                   Phone: +81-3-6765-8157 E-Mail: KobayashiKo@jupiter.jcom.co.jp
Hiroto Motomiya, Accounting Controlling            Phone: +81-3-6765-8140 E-Mail: MotomiyaH@jupiter.jcom.co.jp
Date of Board of Directors’ meeting for approval of interim financial results: July 28, 2006
Name of parent companies (Percentage of voting rights held in the Company)
LGI/Sumisho Super Media, LLC (62.64%*)
Liberty Global, Inc. (Listed on the NASDAQ) (62.64%)
*	Percentage of shareholdings in LGI/Sumisho Super Media, LLC is 58.66% for Liberty Global, Inc. and 41.34% for Sumitomo Corporation
Adoption of U.S. accounting standards: Yes
1. Consolidated operating results (From January 1, 2006 to June 30, 2006)
(1) Consolidated financial results

	(In millions of yen, with fractional amounts rounded)
	Revenue		Operating income		Income before income taxes
	(Millions of yen)%		(Millions of yen)%		(Millions of yen)%
June 30, 2006	103,310	19.0	15,602	43.8	13,504	64.6
June 30, 2005	86,831	11.3	10,853	(11.3)	8,206	(3.4)

December 31, 2005	183,144		24,475		16,748

	Net income		Net income per share	Net income per share, (diluted)
	(Millions of yen)%		(Yen)	(Yen)
June 30, 2006	8,118	(21.0)	1,275.41	1,274.52
June 30, 2005	10,273	30.7	1,770.93	1,768.08

December 31, 2005	19,333		3,178.95	3,168.81
(Notes)
1.	Equity in earnings of affiliates;

For the six month ended June 30, 2006: 130 million yen	For the six month ended June 30, 2005: 215 million yen
For the year ended December 31, 2005: 651 million yen
2.	Average number of outstanding shares during term (consolidated):

For the six months ended June 30, 2006:	6,365,193 shares (diluted 6,369,633 shares)
For the six months ended June 30, 2005:	5,801,009 shares (diluted 5,810,385 shares)
For the fiscal year ended December 31, 2005:	6,081,511 shares (diluted 6,100,971 shares)
3.	Changes in accounting methods: None
4.	The percentages shown next to revenue, operating income, income before income taxes and net income represent year-on-year changes.

Jupiter Telecommunications Co., Ltd.
(2) Consolidated financial position

			Equity capital ratio to	Shareholders’ equity
	Total assets	Shareholders’ equity	total assets	per share
	(Millions of yen)	(Millions of yen)%		(Yen)
June 30, 2006	523,835	260,386	49.7	40,905.04
June 30, 2005	493,039	240,960	48.9	37,925.43

December 31, 2005	516,457	251,445	48.7	39,511.48
(Notes)
1.	As for comparing figures of balance sheet items, we always compare that of first quarter end with that of last fiscal year end.
2.	Number of outstanding shares at end of term (consolidated):

As of June 30, 2006:	6,365,629 shares	As of June 30, 2005	6,353,534 shares

As of December 31, 2005:	6,363,840 shares
(3) Consolidated cash flow statement

	Cash flows from operating	Cash flows from investing	Cash flows from financing	Balance of cash & cash
	activities	activities	activities	equivalents
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)
June 30, 2006	37,735	(25,364)	(12,301)	35,353
June 30, 2005	27,323	(19,914)	32,747	50,576

December 31, 2005	60,763	(57,230)	21,330	35,283
(4)	Scope of consolidation and in application of the equity method
Consolidated subsidiaries: 21
Affiliated companies accounted for under equity method: 6
(5)	Changes in scope of consolidation and in application of the equity method

Consolidation (New) : 3	elimination : 2
Equity method (New): 0	elimination : 1
2. Consolidated forecasts for December 2006 term (from January 1, 2006 to December 31, 2006)

			Income before income
	Revenue	Operating Income	taxes	Net Income
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)

Annual	220,000	31,500	27,000	18,500
(N.b.) Estimated net income per share (annual) : 2,907.05 yen

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Jupiter Telecommunications Co., Ltd.
1. Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group
(as of June 30, 2006)

Customers
Flow of services provided
Flow of fees for services provided
Flow of funds
Installation
Subscription fees, etc.
Cable TV
High-speed Internet
Telephony
Bundling Service (Triple-Play Service)
Cable TV Companies 20 managed/non-managed companies
19 managed companies
(Consolidated 17 companies)
J:COM Sapporo Co., Ltd.
J:COM Gunma Co., Ltd.
Tsuchiura Cable Television Co., Ltd.
J:COM Saitama Co., Ltd.
J:COM Chiba Co., Ltd.
J:COM Kanto Co., Ltd.
J:COM Tokyo Co., Ltd.
Sakura Cable TV Co., Ltd.
J:COM Chofu Co., Ltd.
J:COM Setamachi Co., Ltd.
J:COM Shonan Co., Ltd.
J:COM Kansai Co., Ltd.
Hokusetsu Cable Net Co., Ltd.
Cable Net Kobe Ashiya Co., Ltd.
Cable Television Kobe, Inc
J:COM Kita Kyushu Co., Ltd.
Cable Vision 21 Inc.
(Affiliates 2 companies)
Cable Net Shimonoseki Co., Ltd.
Fukuoka Cable Network Co., Ltd.
1 non-managed company
(Affiliate)
Green City Cable TV Corporation
Interconnection
Connection fee
Regional telephone, long-distance telephone, international telephone, cellular telephone, and PHS (Personal Handyphone System) carriers
Internet-access
Connection fee
Internet service providers (Consolidate subsidiary) Kansai Multimedia Service Co., Ltd.
Internet-access
Internet service providers (Consolidate subsidiary) @NetHome Co., Ltd.
Installation
Installation fee
Infrastructure and equipment installation for cable TV broadcasting and telecommunication (Consolidate subsidiary) J:COM Technologies Co., Ltd.
For only managed companies
Companies covered by syndicate loan agreement
Commission
Programming, distribution and Installation fee
Management fee
Financial Support
Financing subsidiary (Consolidate subsidiary) J:COM Finance Co., Ltd.
Financial Support
Program Distribution Installation
Management based on MSO (multiple-system operation) contract
Technological support for Jupiter Telecommunications' management based on MSO contract
Commission
Jupiter Telecommunications Co., Ltd.
Holding company (Parent company) LGI/Sumisho Super Media, LLC
Equity Participation
Distribution fee
Programming fee
Programming fee
Equity Participation
Equity Participation
Advertising business using free information publications (Affiliate) KADOKAWA-J:COM Media Co., Ltd.
Programming
Programming companies
Distribution
Programming
General trading company (Other related company) Sumitomo Corporation
Digital broadcast signal transmission (Affiliate) Japan Digital Serve Corp.
Planning and services for VOD (Affiliate) Jupiter VOD Co., Ltd.
Media industry company (Parent company) Liberty Global, Inc.

Bundled services provided by non-managed franchises are different from ours.
Telephony services are not provided at some managed franchises.

Jupiter Telecommunications Co., Ltd.
2. Management Policy
(1) Fundamental management policy
The basic management philosophy of the Jupiter Telecommunications Co., Ltd. (J:COM) Group’s (the J:COM Group—consists of the Company, consolidated subsidiaries and managed equity method affiliates) defines the Company’s mission as enhancing the sense of affluence felt by customers in their daily lives by meeting their needs through state-of-the-art visual, audio and Internet services based on high-quality technologies.
In order to realize its management philosophy, the J:COM Group provides three services as a comprehensive one-stop provider: (1) cable television (J:COM TV), (2) high-speed Internet access (J:COM NET), and (3) telephony services (J:COM PHONE). These services are provided through the Group’s managed system operators (listed in the “1. Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group” chart), which utilizes the J:COM broadband (high speed, large capacity) network. In addition to these services, the J:COM Group launched a new mobile telecommunications service (J:COM MOBILE) in March 2006 with its partner WILLCOM, Inc. The move marks the evolution of the J:COM Group from a triple provider (cable television, Internet, telephone) to a “grand slam” provider with four services.
Through such services, the J:COM Group endeavors each day to build close relationships with customers and local communities. The aim of its efforts is to become the kind of company able to return the benefits of its achievements to its local communities and shareholders.
As a leader in the broadcast telecommunications industry in Japan, J:COM will seek to gain the satisfaction and trust of all stakeholders, including customers, local communities and shareholders. To achieve sustained growth, the Company will expand the range of its services and content hereafter by utilizing the technologies and know-how that it has accumulated, and will carefully explore all opportunities in new areas of business.
(2) Fundamental policy regarding the distribution of profits
The Company will continue to consider an appropriate distribution of profits over the long run, while maintaining and strengthening its financial standing to enable business development that would maximize its corporate value for future growth.
(3) Philosophy and fundamental policy regarding reductions in the size of the investment unit
The Company believes that expanding its base of shareholders and increasing the marketability of its shares are important issues from the standpoint of capital policy. Contingent upon its share price and liquidity moving forward, the Company will consider reducing minimum trading lots for shares.
(4) Target management indices
The target of the J:COM Group’s services is the individual subscriber. Hence, the ability of the J:COM Group to bundle services as a one-stop provider and at reasonable prices is its most powerful advantage. J:COM believes that the important benchmarks for measuring the effectiveness of management are revenue, subscriber numbers, number of services per subscribing household (bundling ratio), average monthly revenue per customer (Average Revenue Per Unit, or ARPU), and churn rate.
In terms of profitability, the Company believes that operating cash flow (OCF) and OCF margins are the important indices for measuring its economy of scale against fixed costs including selling, general and administrative expenses.
(5) Medium- and long-term management strategies
The J:COM Group has identified “Volume plus Value” as the core of its management strategy, and will continue to

Jupiter Telecommunications Co., Ltd.
increase the number of subscribing households (expanding volume) and improve ARPU (increasing value).
In terms of volume strategy, the J:COM Group is endeavoring to increase subscriber numbers in existing markets by taking the following actions: strengthening its sales and marketing capabilities, promoting business with a strong local presence, actively marketing to households that currently receive retransmission services, expanding the customer base by exploiting the increasing visibility of the digital service and the shift from analog to digital terrestrial broadcasting, and tapping into new customer segments. In addition, the J:COM Group will promote other measures to expand existing market areas, including: extending its network, forming strategic alliances with other geographically proximate cable television operators and so forth, or acquiring them. In the rapidly changing broadcast communications industry, the ability to adapt immediately to new technologies and new services is vital; the J:COM Group will work in tandem with other companies in the cable television industry to enhance the competitive advantage of the industry as a whole and provide services to other cable television systems.
In terms of value strategy, the J:COM Group will endeavor to increase the number of services provided per subscribing household (bundling ratio) through bundled transactions in an effort to increase ARPU, while enhancing the added value of its existing services. The Company is also putting its weight behind the development of new services with the launch of a new mobile telecommunications service in March 2006, supplementing the three major services it has offered to date.
As a multiple-system operator (MSO), the Company is also striving to improve business efficiency throughout the J:COM Group including its managed system operators.
(6) Issues requiring action
The paramount issue facing the J:COM Group is sustaining consistent growth hereafter in the face of increasingly harsh competition with satellite operators and telecommunications carriers.
To sustain future growth, the J:COM Group will steadily execute the concrete strategies and measures described in the following paragraphs to increase subscriber numbers and ARPU under the “Volume plus Value” growth strategy.
a. Strengthening sales and marketing capabilities
The J:COM Group currently deploys approximately 1,900 sales representatives that cover the densely populated urban areas of the Kanto, Kansai and Kyushu regions, and also Sapporo. Sales representatives take a consultative sales approach by meeting customers face-to-face and listening to their needs. To enable sales representatives to present information on increasingly complex digital services in a detailed yet easy-to-understand manner, the J:COM Group focuses on two tasks: providing a higher level of training to sales representatives and increasing the percentage of sales representatives employed by managed system operators as full-benefit employees or as contract employees. Moreover, the J:COM Group is using customer centers—three in the Kanto region, and one each in the Kansai, Kyushu and Sapporo regions—to supplement direct sales activity. At these centers, personnel are equipped not only to respond to inquiries from customers but also to explain services over the phone and to schedule installations. The aim is to attract new subscribers and to sell additional services to existing customers. In February 2006, the J:COM Group opened two additional customer centers in the Sapporo and Fukuoka to handle outbound call activities. In addition to providing support for existing customers, the customer centers are positioned to suggest new services according to each customer’s profile, while reintroducing customers to existing service options. The aims are to improve customer satisfaction and increase ARPU by selling additional services, and to lower churn rates.
b. Promoting business based on strong local presence
The principal characteristic—and principal strength—of cable television operators is their strong local flavor and their close ties to the communities they serve. Consequently, the J:COM Group has taken a two-pronged approach in each

Jupiter Telecommunications Co., Ltd.
market: leveraging its status as an MSO to concentrate functions that contribute to economies of scale; and, at the same time, assigning staff who are intimately familiar with the area to handle local operations at managed system operators, assuring that sales, marketing and customer service suit the conditions and environment of each locale. The managed system operators also produce and broadcast community channels that cover local governmental events and topics relating to the local community. Also, in conjunction with program suppliers, each of the managed system operators organizes various events that target mainly its local customers.
To promote a sales approach that is increasingly locally oriented, the J:COM Group is endeavoring to hire sales representatives locally and to increase the ratio of local hires who become full-benefit employees of its managed system operators. The J:COM Group is also endeavoring to provide more effective and in-depth training programs to sales personnel. In addition, the J:COM Group has established customer centers in each region that can respond efficiently to telephone calls and email inquiries from customers because they are manned by personnel familiar with the social and cultural peculiarities of each locale. The technical support centers deployed in each region also provide prompt responses to requests for new installations or troubleshooting. In May 2006, the J:COM Group launched an initiative that is designed to give seniors (50 years and over, primarily the baby boom generation) a chance to contribute to their communities through community activities, as well as to provide a lifestyle platform for older individuals as they transition into retirement.
The Company also introduced the J:COM NET Heartful Pack, which is designed to promote the independence and social interaction of persons with disabilities, in response to the enactment of Japan’s Law for Independence of Disabled Persons as of April 1, 2006. Under the plan, qualified subscribers receive J:COM NET Premier (30 Mbps) service for a basic monthly rate of 2,750 yen before taxes, which is half the usual rate. The plan has been launched by the J:COM subsidiary, Cable Vision 21 Inc., and affiliate, Fukuoka Cable Network Co., Ltd. Beginning August, 2006, the plan will be available nationwide, excluding the Sakura Cable TV area. (Sakura Cable TV Co., Ltd. is scheduled to introduce the plan along with J:COM Net service in November 2006.)
The J:COM Group firmly believes that promoting business based on its strong local presence strengthens the Company’s ties with its customers, local governments and communities, and enhances customer satisfaction.
c. Actively marketing to households that receive retransmission services
In addition to the J:COM’s consolidated 2,081 thousand paying households (at the end of the interim period ended June 30, 2006; 2,217 thousand households on a total managed system operators basis), 3,239 thousand households (as of December 31, 2005; 3,547 thousand on a total managed system operators basis) in multiple dwelling units (MDUs) or in areas affected by signal interference are currently connected to the J:COM Group’s network.
The J:COM Group provides these households with retransmission services at no cost to the customer for viewing terrestrial broadcasts on their television sets without using an antenna, in addition to providing local information through community channels. The community channels represent a potential medium for delivering promotional messages or advertisements on the J:COM Group’s services. Consequently, the J:COM Group has an edge over its competitors in this segment of the market. Since these households are already connected to the Company’s network, initial installation costs can be kept below what they would have otherwise been.
The J:COM Group utilizes these advantages by promoting bulk contracts called “J:COM IN THE ROOM” for MDUs to convert them into a stable revenue source. This represents a different approach from the conventional way of marketing targeted at individual customers, as the J:COM Group’s sales staff proposes that the MDUs’ owners or management associations subscribe to its services in bulk for all households living in the MDUs. The revenue has been increasing steadily, since we believe it fulfills the owners’ needs to raise the MDUs’ asset value and increase rent revenue by shortening vacancy periods.

Jupiter Telecommunications Co., Ltd.
A further impact that the J:COM Group can expect from bulk contracts with MDU owners includes prevention of competitors’ entering into the market and reduction of the churn rate at MDUs that were subject to frequent churn. The Company will continue to push forward with the marketing of bulk contracts for MDU owners.
d. Expanding the customer base by exploiting the increasing visibility of the digital service and the shift from analog to digital terrestrial broadcasting
The Ministry of Internal Affairs and Communications has mandated that all terrestrial television broadcasting be changed from analog to digital by July 2011. With the announcement of this policy, many terrestrial broadcasters have already begun digital broadcasting. Terrestrial digital broadcasts are expected to be available in all major cities nationwide by the end of 2006.
Ordinarily, those who wish to view terrestrial digital broadcasts must have a special antenna and a digitally adapted television or digital tuner. This is not true of subscribers to the J:COM Group’s digital service, who can watch terrestrial digital broadcasts, including a great number of attractive high-definition programs, by using a digital set-top box. As the general public’s awareness of terrestrial digital broadcasting increases, the attractiveness of the J:COM Group’s digital service will grow in the eyes of potential customers. This is an opportunity that will be vigorously pursued, and the J:COM Group will make the most of this chance to increase subscribers to its digital service. In addition to terrestrial digital broadcasts, J:COM offers other digital services through its single set-top box, including BS (broadcast satellite) digital and cable digital1 broadcasting—both of which include high-definition channels—electronic programming guides (EPG), and video on demand or VOD (J:COM On Demand) service.
e. Tapping into new customer segments
The J:COM Group continues to base its sales approach around door-to-door visits of individual households by sales representatives assigned to service areas. The face-to-face sales approach enables sales representatives to provide consultative advice as a way to gain subscribers, and is extremely effective in explaining today’s increasingly complex digital services and equipment features in a way that customers can easily grasp. Face-to-face contact is also highly critical in building trust in the Company, by enabling customers to put a face to the J:COM Group.
The Company also anticipates tapping into new customer segments by expanding its door-to-door sales approach beyond the scope of individual households, while supplementing direct home-visit sales with new marketing approaches. As part of this initiative, the Company launched a serious push to sell bulk contracts to MDU owners starting in March 2005. (See Section C: Actively marketing to households that currently receive retransmission service.) The J:COM Group also launched a bundled service plan that combines telephony and high-speed Internet service starting from January 2006, targeting the roughly 200,000 small office/home office (SOHO) businesses within its service area. In March 2006, the J:COM Group entered into a partnership with AEON Co., Ltd., Japan’s largest GMS (General Merchandising Store) chain, to work together on media collaboration, sales and service tie-ins and customer collaboration. Starting from the end of March 2006, select AEON stores have launched bundled sales of J:COM TV Digital services sold with low-priced, basic featured, large-screen TVs without built-in digital tuning. At the same time, the Company has launched J:COM in-store boutiques at select AEON stores to promote its services and gain

[1]	As of December 2005, the J:COM Group has implemented changes to the provision of CS (communications satellite) digital broadcasts for all subscribers to the J:COM Group’s digital service. The change means that broadcasts previously provided through satellite are now provided through the optical transmission network of equity affiliate, Japan Digital Serve Corp. (JDS), which operates a broad-area distribution network for cable television providers. Accordingly, the J:COM Group now uses the term “cable digital broadcasts” for the service previously referred to as “CS digital broadcasts.”

Jupiter Telecommunications Co., Ltd.
subscribers.
Moving forward, the J:COM Group will implement initiatives to further increase the number of subscribing households and tap into new customer segments.
f. Extending the J:COM network
One of the growth strategies of the J:COM Group is to concentrate resources on extending its network in order to increase the number of serviceable households, or homes passed, in an effort to raise the number of households with potential customers. (“Homes passed” refers to the number of households that can be connected through lines that have been laid for cable television, high-speed Internet access and telephony.)
During the interim period ended June 30, 2006, the J:COM Group made an effort to increase the number of homes passed by extending the network. This initiative was focused on the following areas: Mihara-ku, Sakai City in Osaka; Onga-cho and Mizumaki-cho, Onga-gun in Fukuoka Prefecture; and Jouzaihigashi, Kisarazu City in Chiba Prefecture. In addition, there was a commensurate increase in serviceable households due to new housing construction in areas where cable had already been laid. Moreover, the number of the J:COM Group’s consolidated homes passed expanded with the inclusion of service areas for cable television companies that were made into consolidated subsidiaries during the interim period ended June 30, 2006. Consequently, the number of homes passed on a consolidated basis rose to 7,504 thousand households at the end of the interim period ended June 30, 2006, up 207 thousand households from December 31, 2005.
The J:COM Group will continue to make the extension of its network an important part of its strategy hereafter, and will take vigorous steps to bring these plans to fruition.
g. Forming strategic alliances with other geographically proximate cable television operators and other businesses or acquiring them
The J:COM Group’s managed system operators are concentrated in the Kanto, Kansai and Kyushu regions and Sapporo. Organizing managed system operators by region enables the J:COM Group to reduce network construction costs and to introduce new services rapidly. This in turn allows the J:COM Group to provide service to a larger number of customers on the basis of a common operational infrastructure—an infrastructure comprising station operations, sales, technical support, and customer service. Given the characteristics of the industry—the large number of small companies involved, increasing competitive pressures from both inside and outside the industry and the larger investments demanded by the shift to digital broadcasting, etc.—the J:COM Group believes that smaller cable television operators will begin moving toward mergers or alliances with companies that have larger managerial resources.
Amid this industry environment, on January 10, 2006, the J:COM Group acquired 81.00% of shares outstanding in Rokko Island Cable Vision Co., Ltd., which operates in areas close to the Company’s own service areas in the Kansai region. (Rokko Island Cable Vision was merged into another J:COM subsidiary, Cable Net Kobe Ashiya Co., Ltd., on May 18, 2006.) On April 6, 2006,the J:COM Group also acquired 80.83% of the common stock and all preferred stock in Sakura Cable TV Co., Ltd., which operates cable television services in Sumida Ward, Tokyo.
The J:COM Group will continue to pursue equity-based alliances with cable television operators that are operating in areas close to its own system operators. Alternatively, if the opportunity arises, it will pursue friendly acquisitions of such operators.
Equity-based alliances and acquisitions of companies other than cable television operators are also viewed as an important strategy for the J:COM Group. In the Kansai region, the Company increased its stake of outstanding shares issued by Kansai Multimedia Service Co., Ltd., which provides Internet access service for cable television operators, from 25.75% to 64.0% on January 6, 2006, making Kansai Multimedia Service, a consolidated subsidiary of the

Jupiter Telecommunications Co., Ltd.
company. Together with the subsidiary @NetHome Co., Ltd. (100% owned subsidiary), the Company has control of two major ISPs for cable system operators. Looking ahead, the Company will seek to increase its synergies for content development and existing businesses, in addition to further strengthening its foundation for business.
h. Strengthening the competitiveness of the entire cable television industry
The J:COM Group recognizes that the ability to adapt immediately to new technologies and services in a rapidly changing broadcast telecommunications industry is important. At the same time, it believes that, in order to resist competitive inroads from other companies, it is vital to collaborate with other cable television companies over broad geographical areas to increase the entire industry’s presence. As part of this strategy, in July 2005, the J:COM Group purchased a 25.77% stake in Japan Digital Serve Corp. (JDS). JDS is an operator of a broad-area distribution network for cable television providers. All managed system operators of the J:COM Group have begun using the nationwide optical transmission network developed by JDS that links the Tokyo-Osaka-Fukuoka corridor. As a result of this development, the J:COM Group now provides its digital cable subscribers with cable digital high-definition programming (Discovery HD and FOXlife HD) that are only available via cable television operators, and not via satellite. Starting from August 1, 2006, the J:COM Group will replace its MoviePlus channel, which is currently delivered in Standard Definition format, with the launch of the high-definition upgrade MoviePlus HD channel. The move will bring the number of high-definition channels only available via cable television operators to three channels.
Looking ahead, the J:COM Group will strive to strengthen the competitiveness of the cable television industry by adding attractive content exclusive to cable television operators. This content will range from high-definition broadcasts to programs with local content.
The Company will simultaneously seek to strengthen the competitiveness of independent cable television operators in which it does not hold a stake by providing services to them. These services will include cable television digital distribution and primary IP telephony. In addition to strengthening the competitiveness of cable televisions operators, the move also benefits the J:COM Group by providing opportunities to increase revenue. In terms of the former, the Company has already begun providing digital broadcasting, pay-per-view (PPV) and other digital services to three operators affiliated with Mediatti Communications, Inc. The Company has also submitted proposals for some cable television companies to start providing video on demand services to other cable television operators.
i. Increasing the number of services provided per household (bundling ratio)
The Company believes that the J:COM Group’s bundled service, in which the three services provided by the Group (J:COM TV, J:COM NET, and J:COM PHONE) are combined in a single package, is superior to similar services provided by other companies in terms of service content and quality, level of customer service, pricing structure, and other factors.
The bundling ratio, which indicates the number of services provided per household, improved to 1.75 on a consolidated basis at the end of the interim period ended June 30, 2006, up from 1.73 at the end of the previous fiscal year. (Considering only all managed system operators, the bundling ratio improved to 1.75, up from 1.72 at the same time last year.) The higher bundling ratio contributed to an increase in ARPU. Another factor in this regard is that, as the bundling ratio increases, the churn rate tends to decline. During the interim period under review, the monthly average churn rate of core cable television services declined to 1.2% from 1.3% in the same period of the previous fiscal year, demonstrating the contribution of bundled transactions to reduced churn rate. Consequently, the J:COM Group will continue to promote bundled transactions.
j. Enhancing the added value of existing services
To increase ARPU, the J:COM Group will aim to enhance added value for its three existing services through higher quality and performance.

Jupiter Telecommunications Co., Ltd.
The following section details the status of current services and the actions being taken to establish new services.
Cable television (J:COM TV)
The J:COM Group began full-fledged marketing of J:COM TV Digital service in April 2004. Subscriber households have grown steadily since the launch of the service, standing at 764 thousand households (44.0% of all cable television subscribing households) at the end of the interim period ended June 30, 2006 on a consolidated basis. The J:COM Group provides this digital service at a monthly rate of 4,980 yen (including rental costs for the set-top box but before taxes), which is 1,000 yen higher than the basic charge for its J:COM TV Analog. Hence, promoting the shift to digital services contributes to a higher average revenue per customer. In the J:COM TV Digital service, subscribers can enjoy a basic package that offers substantial value, including terrestrial digital and BS digital broadcasts, with their large offerings of high-definition programs, as well as cable digital broadcasting, which features carefully selected and highly attractive specialty channels. The Company also offers the J:COM On Demand service, which enables customers to watch the programming they want to, whenever they want to. J:COM On Demand is one example of an interactive digital service that takes maximum advantage of the Company’s broadband network yet cannot be duplicated by satellite TV operators.
On April 15, 2006, the J:COM Group rolled out its digital video recording (DVR) service, which utilizes an HDR set-top box that enables recording of high-definition broadcasts to an internal hard drive. The service is available for an additional monthly rate of 800 yen before taxes, added to the monthly rate for J:COM TV Digital service. The HDR service enables up to 20 hours of hard drive recording with no loss of quality for high-definition programming available through terrestrial digital, BS digital and cable digital broadcasts. Other features include the ability to record another program while watching a different program or record two programs in competing time slots. The service also uses electronic programming guide (EPG) service to simplify timer recording and a “time shift2” function to significantly improve convenience for users. The features and strong value of the HDR service have been well received by customers. From March 15, 2006 through the end of the interim period ended June 30, 2006, when the Company began accepting applications for HDR service, the J:COM Group received 32,000 applications with 28,000 installed. In May 2006, the J:COM Group also completed rolling out an interactive TV service that gives users the ability to obtain useful local lifestyle information including that provided by local governments for free on their cable television screens. The service is now available through all managed system operators.
In an effort to strengthen its competitiveness against rival services from companies such as satellite operators and telecommunications carriers, the Company will expand the range of products it offers through cable television service. The strategy will center around the three major digital services of high-definition, video on demand and DVR service.
High-speed Internet access (J:COM NET)
I. Pursuing a non-price competition strategy by improving depth of services
Price competition for high-speed Internet access is possibly the fiercest of any industry. The J:COM Group has managed to steadily increase its customer base by offering 30 Mbps and 8 Mbps high-speed Internet access services at monthly basic rates of 5,500 yen before taxes and 4,980 yen before taxes, respectively, due to a strategy of improving customer satisfaction. For example, the Company offers an extensive range of basic services including generous content for broadband and basic features for e-mail virus scanning, firewall service, website filtering and spam mail filtering. Subscribers also receive up to five e-mail accounts, a generous allotment for personal Web space, and optional wireless LAN services, in addition to being offered discounts for bundling services.
The J:COM Group will continue striving to improve customer satisfaction and stabilize its revenue base.
II. Promoting faster speeds
The Company’s efforts to offer faster access speeds have also been a factor in enabling the J:COM Group to continue

[2]	A function that can simultaneously record “live” TV programs and reproduce/pause programs, just like a video player.

Jupiter Telecommunications Co., Ltd.
expanding its customer base amid fierce competition. J:COM Net Premier, which delivers 30 Mbps download and 2 Mbps upload speeds on a “best effort” basis, has been well-received by customers. However, in response to the needs of customers who require even faster service, the Company has launched the J:COM NET Hikari service for MDUs, which offers speeds up to 100 Mbps. The service provides ultra high-speed Internet access service through the use of optical fiber cables laid to MDUs and utilizing coaxial wiring in buildings. The J:COM Group also plans to test state-of-the-art technologies that will enable it to boost service speeds further, utilizing its existing Hybrid Fiber Coaxial (HFC) network, without requiring significant additional investment.
The Company’s HFC network is capable of providing effective service speeds nearly comparable to FTTH as well as ADSL networks.
Telephony service (J:COM PHONE)
I. Delivering high quality, primary telephony service at affordable prices
The J:COM Group offers the J:COM PHONE service as a primary fixed-line telephony service with comparable quality to the services of Nippon Telegraph and Telephone (NTT) East Corp. and NTT West Corp., but at a lower monthly rate and with lower call charges. The Company is striving to raise customer satisfaction by offering services such as number portability and volume discounts for high usage customers, in addition to discounted rates for calls between subscribers. Other services include affordable optional services and discounts for bundling services. The Company also offers an optional discount plan for calls to or from the J:COM MOBILE telecommunications service, which was launched in March 2006.
II. Expanding telephone service areas and launching IP telephony service with primary quality
As of July 2006, J:COM PHONE service is offered through 18 managed system operators with the exception of Sakura Cable TV Co.,Ltd.. Since 2005, managed system operators launching telephone services for the first time have deployed fixed-line telephony service based on IP technology, which delivers the same quality and features as telephone services based on switchboard technology. The list of managed system operators that offer IP telephony service is as follows: J:COM Sapporo Co., Ltd.; the Minami-Osaka system and part of the Sakai system of J:COM Kansai Co., Ltd.; Chofu Cable Inc.; J:COM Setamachi Co., Ltd., J:COM Gunma Co., Ltd. and Cable Television Kobe, Inc. The IP telephony service is a high quality, primary IP telephony service with number portability and the ability to place emergency calls (110, 118 and 119), making it distinct from the optional telephony services (050 prefix) offered by some ISPs.
During 2006, the J:COM Group will launch primary IP telephony service through Sakura Cable TV Co.,Ltd.. Once the move is complete, telephone services will be available through all managed systems operators of the J:COM Group. Moving forward, the Company also plans to roll out primary IP telephony services in other service areas.
k. Development of new services
Building on its customer base of over two million households and other business resources—its brand strength, marketing, sales and technical capabilities, customer service infrastructure and billing platforms, etc.—the J:COM Group will continue to develop new services. Specifically, the Company launched its mobile telecommunications service in March 2006 in partnership with WILLCOM, Inc. The entry into the mobile business is designed to improve customer satisfaction by strengthening the Company’s overall ability to provide services. The move is also designed to lower churn rates even further and to improve ARPU. As mentioned above, since April 2006 the J:COM Group has been providing a digital video recording (DVR) service, which utilizes an HDR set-top box with a built-in hard drive. Further, the Company also acquired a 50% stake in KADOKAWA-J:COM Media Co., Ltd., in November 2005, making it an equity method affiliate, in order to strengthen regional marketing. In April 2006, the affiliate launched a free monthly coupon magazine, Clippie, targeting housewives in Saitama City. The magazine has been distributed to cable television subscribing households in the area along with J:COM TV program information. It sells ad space in Clippie magazine to local companies and conducts regional information advertising via cable television programs and the Internet. The Group’s plans for the affiliate include sequential development of regional information advertising activities at each managed system operator. In January 2006, the J:COM Group also launched telephone, high-speed Internet access and mobile telecommunications services aimed at the roughly 200,000 SOHO businesses within its service area. Other new services include the launch of an interactive TV service that gives users the ability to obtain useful lifestyle information on their cable televisions screens. Since May 2006, the service has been available in all service areas. (See

Jupiter Telecommunications Co., Ltd.
Section J: Enhancing the added value of existing services.)
In addition, in August 2006 the J:COM Group will begin providing an innovative Digital Audience Rating Service for digital cable channels to programming providers. This service will utilize the interactive capabilities of the J:COM TV Digital set-top box to calculate average audience ratings for programs seen by all households (with a program monitoring agreement), calculated every 30 minutes using viewing history. This will be the first genuine digital cable channel audience rating data in Japan. Programming providers will use this data when formulating strategies for program scheduling and advertising, and J:COM hopes in this way to contribute to the expansion of the multichannel market.
l. Improving efficiency as a Multiple-System Operator (MSO)
The J:COM Group is striving to further improve the business efficiency of all of its managed system operators by slimming down business structures to reduce overlapping costs at each operator. For example, the Group has taken the respective call center capabilities of managed system operators and condensed them into a network of six comprehensive customers centers spread across the country. In addition, master headend systems, which are deployed and operated by centers for broadcast telecommunication services, have been concentrated in three locations across the country. Each location is positioned to enable neighboring multiple cable television stations within a specific region to operate the master headend systems for maximum economy of scale and operation.
The Company is also improving the efficiency of its operations by transferring certain work to subsidiary, J:COM Technology Co., Ltd., which provides infrastructure and equipment installation on behalf of cable television companies. The subsidiary now handles the task of laying down cable to customer households, which was previously handled by technicians respectively employed by managed system operators.
The J:COM Group also believes that promoting a unified marketing program organized under the J:COM brand will stabilize selling, general and administrative expenses while bringing about more efficient sales promotion activities. Furthermore, with an expanding base of customers as a backdrop, the J:COM Group intends to use its increasing bargaining power with vendors as a means of acquiring programming and equipment on more advantageous terms.
(7) Preparation and operation of internal management structure
a. Fundamental policy to create internal control system
At the Board meeting held on June 28, 2006, the Board of Directors made the decision to adopt a fundamental policy to create an internal control system, in accordance with Article 362 of the Company Act and Article 100 of the Enforcement Regulations for the Company Act.
b. Organization and structure for internal auditing
The Internal Auditing Department, which reports directly to the President, is responsible for internal audits of the entire internal organization and Group companies. The Internal Auditing Department has a staff of approximately 10 employees. Its employees audit internal organizations and Group companies. As a rule, audits are conducted every two years, according to the auditing plan. Audit findings are submitted as reports to the President. After auditing, organizations are routinely monitored to trace the progress of improvements to address deficiencies uncovered by audits.
The Internal Auditing Department and auditors work independently but maintain close communications. The Internal Auditing Department reports the findings of audits to the full-time auditor, in order to contribute to audits by the board of statutory auditors.
c. Internal Control Committee
As a consolidated subsidiary of LGI, whose shares are listed on the U.S. NASDAQ Stock Market, Jupiter

Jupiter Telecommunications Co., Ltd.
Telecommunications is required to comply with the US Sarbanes-Oxley Act starting by the end of fiscal 2006. The Company is taking steps to strengthen and promote its internal control structure, initially focused on compliance with the Sarbanes-Oxley Act. In May 2005, to support this effort, the Company established the Internal Control Committee and an Internal Control Project Secretariat (later renamed the Internal Control Promotion Dept. in March 2006) to perform concrete planning and execution under the direction of the Internal Control Committee.
d. Preparation of compliance structure
The Compliance Committee at Jupiter Telecommunications is responsible for strengthening and promoting a Company-wide structure for compliance. The Company has prepared a compliance manual that is distributed to all officers and employees of Group companies, and implements compliance training in an effort to secure a solid basis ensuring compliance.
In addition, the Company has been presenting its “Speak Up” initiative for internal reporting at Group companies since May 2005. The initiative provides an avenue for employees to speak out about compliance issues through direct consultation with the Compliance Committee and outside lawyers. The initiative functions as a safeguard against situations that, for whatever reason, make it difficult to deal with or report compliance issues under the normal chain of command. In May 2006, the Company’s full-time auditor was added to the list of contact persons for employees to report information.
e. Information management and risk management structure
The Information Security Committee at Jupiter Telecommunications meets regularly to promote stronger measures for information security. The committee’s initiatives include implementing security-hole measures for all systems. Jupiter Telecommunications is also taking steps to strengthen its protection of personal information. Almost all Group companies have acquired certification under the Privacy Mark program operated by the Japan Information Processing Development Corporation (JIPDEC). As part of its risk management structure, the Company has established a system for 24/7 monitoring of networks at Group companies. The system is designed to ensure stable provision of broadcast and telecommunications services and swift response to network interruptions.

Jupiter Telecommunications Co., Ltd.
3. Business Results and Financial Conditions
(1) Business Results (comparisons are year-on-year)
As of June 30, 2006, RGUs of the Jupiter Telecommunications consolidated Group had increased as follows: cable TV, by 187,300 to 1,734,000 households, high-speed Internet access, by 156,400 to 920,000 households and telephony services, by 186,600 to 993,700 households.
The number of customer connected stood at 2,081,200, an increase of 255,000. The average RGU per customer also increased, standing at 1.75 compared to 1.71 as of the end of the six-month period to June 2005. (Note: the data on RGUs are totals for the Group’s consolidated subsidiaries excluding affiliated franchise companies.)
During the six-month period ended June 30, 2006, the Company reported revenue of ¥103,310 million, an increase of 19% (or ¥16,479 million). Operating income increased by 44% (or ¥4,749 million) to ¥15,602 million. Net income was ¥8,118 million, a decrease of 21% (or ¥2,155 million).
The following discusses reasons for changes in the major categories of revenues and expenses.
a. Revenue
Total revenue increased by ¥16,479 million, or 19%, to ¥103,310 million for the six months ended June 30, 2006. The effect of acquisitions accounted for approximately ¥5,621 million of such increase.
Subscription Fees
Subscription fees increased by ¥14,818 million, or 19%, to ¥92,763 million for the six months ended June 30, 2006. Cable television subscription fees increased by ¥7,237 million, or 18%, to ¥48,047 million for the six months ended June 30, 2006. High-speed Internet subscription fees increased by ¥5,131 million, or 23%, to ¥27,724 million for the six months ended June 30, 2006. Telephony subscription fees increased by ¥2,450 million, or 17%, to ¥16,992 million for the six months ended June 30, 2006. These increases were primarily the result of subscriber growth, including acquisition impact, in our consolidated franchises of 12% for cable television, 20% for high-speed Internet and 23% for telephony. The 18% increase in cable television subscription revenue was due in part to the increasing proportion of cable television subscribers who subscribe to our digital service. As of June 30, 2006, 44% of our cable television subscribers were receiving our digital service, compared to 26% as of June 30, 2005. The 23% increase in high-speed Internet subscription fees was attributable in part to increasing penetration of our premium 30Mbps high-speed Internet service. As of June 30, 2006 40% of our high-speed Internet subscribers were receiving the 30Mbps service, compared to 32% as of June 30, 2005. The 17% increase in telephony subscription fees was attributable to a 23% increase in subscribers that was partially offset by a decrease in the average monthly telephone call revenue per subscriber.
Other
Other revenue increased by ¥1,661 million, or 19%, to ¥10,547 million for the six months ended June 30, 2006. The increase was attributable to an increase in poor reception compensation revenue, construction revenue, installation revenue and sales made to our unconsolidated managed franchises for management, programming, construction materials and labor and other services, due primarily to an increase in the number of subscribers in our consolidated and managed equity affiliates.
b. Operating Costs and Expenses
Operating and Programming Costs
Operating and programming costs increased by ¥7,544 million, or 21%, to ¥42,659 million for the six months ended June 30, 2006. The effect of acquisitions accounted for approximately ¥874 million of such increase in operating and

Jupiter Telecommunications Co., Ltd.
programming costs with the remaining increase primarily the result of a ¥2,252 million increase in programming costs associated with the increase in the number of cable television subscribers, ¥432 million increase in maintenance expense, and ¥698 million increase in wages and employee related costs. The remaining of the increase was the result of increases in expenses associated with the expansion of our network and the increase in the number of subscribing customers during the period.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased by ¥1,855 million, or 10%, to ¥20,148 million for the six months ended June 30, 2006. The effect of acquisitions accounted for approximately ¥2,349 million of such increase with the remaining decrease primarily attributable to a decrease in marketing and advertising and other miscellaneous expenses, partially offset by increased sales related headcount and associated labor costs.
Stock Compensation Expenses
Stock compensation expense decreased by ¥1,782 million, to ¥203 million for the six months ended June 30, 2006. In January 2006 the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS No. 123R) applying the modified prospective method. The adoption of SFAS No. 123R primarily resulted in a change in our method of recognizing the fair value of share-based compensation and estimating forfeitures for all unvested awards.
Depreciation and Amortization
Depreciation and amortization expenses increased by ¥4,113 million, or 20%, to ¥24,698 million for the six months ended June 30, 2006. The increase was primarily attributable to additions to the fixed assets related to the installation of services to new customers, the expansion and upgrade of our network, and ¥1,592 million of the increase related to acquisitions.
c. Other Costs and Expenses
Interest Expense (Net)
Interest expense, net decreased by ¥1,095 million, or 37%, to ¥1,884 million for the six months ended June 30, 2006. This decrease is primarily due to the repayment of our ¥50 billion subordinated loan facility in March 2005, reduced margins under the current bank facility, reduced bank fee amortization, partially offset by an increase in loss on extinguishment of debt.
Other Income (Expense), Net
Other income, net, decreased by ¥90 million, to ¥195 million for the six months ended June 30, 2006.
Equity in Earnings of Affiliates
Equity in earnings of affiliates decreased by ¥85 million, or 40%, to ¥130 million for the six months ended June 30, 2006. The decrease was attributable to a change in the number of affiliates and reduced earnings from remaining affiliates for the six months ended June 30, 2006.
Minority Interest in Net Income
Minority interest in net income increased by ¥371 million, to ¥539 million for the six months ended June 30, 2006.
Income Tax (Expense)/Benefit
Income tax benefit was ¥2,067 million for the six months ended June 30, 2005, as compared to income tax expense of ¥5,386 million for the six months ended June 30, 2006. The income tax benefit in the six months ended June 30, 2005

Jupiter Telecommunications Co., Ltd.
was primarily due to ¥3,921 million of deferred tax benefit recognized as a result of valuation allowances that were reversed for certain franchises during the second quarter of 2005 as we believe the related deferred tax assets will be realizable in future years.
(2) Financial situation
For the six months ended June 30, 2006, our cash and cash equivalents increased by ¥70 million to ¥35,353 million.
The following is a summary of cash flow during the six-month period ended June 30, 2006.
Cash Flows from Operating Activities
Net cash provided by operating activities was ¥37,735 million for the six months ended June 30, 2006, compared to ¥27,323 million the six months ended June 30, 2005, or an increase of ¥10,412 million. The increase was primarily the result of a ¥7,080 million increase in operating income before depreciation, amortization and non-cash stock compensation charges.

Jupiter Telecommunications Co., Ltd.
Cash Flows from Investing Activities
Net cash used in investing activities was ¥25,364 million for the six months ended June 30, 2006, compared to ¥19,914 million for the six months ended June 30, 2005, or an increase of ¥5,450 million. The increase was primarily attributable to a ¥8,108 million increase in capital expenditures, partially offset by a net ¥1,838 million decrease in the amount of acquisition of new subsidiaries and acquisitions of minority interests.
Cash Flows from Financing Activities
Net cash used in financing activities was ¥12,301 million for the six months ended June 30, 2006, compared to net cash provided by financing activities of ¥32,747 million for the six months ended June 30, 2005. The net cash used in financing activities for the six months ended June 30, 2006 primarily consisted of ¥6,346 million in principal payment of capital leases and ¥5,269 million net decrease of debt. The net cash provided by financing activities in the six months ended June 30, 2005 primarily consisted of ¥90,642 million net proceeds from issuance of common stock as a result of our initial public offering, offset by a ¥53,647 million net reduction of long-term and short-term debt, and ¥5,792 million principle payment of capital leases.
(3) Forecasts for the year ending December 2006
There is no change to our forecast in this quarter.

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Jupiter Telecommunications Co., Ltd.
Consolidated Financial Statements
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(YEN IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
	6 months ended	6 months ended			12 months ended
Account	June 30, 2006	June 30, 2005	Change		Dec. 31, 2005
	Amount	Amount	Amount	(%)	Amount

Revenue:
Subscription fees	92,763	77,945	14,818	19.0	163,378
Other	10,547	8,886	1,661	18.7	19,766

	103,310	86,831	16,479	19.0	183,144

Operating costs and expenses
Operating and programming costs	(42,659)	(35,115)	(7,544)	(21.5)	(76,133)
Selling, general and administrative	(20,148)	(18,293)	(1,855)	(10.1)	(36,988)
Stock compensation	(203)	(1,985)	1,782	89.8	(2,210)
Depreciation and amortization	(24,698)	(20,585)	(4,113)	(20.0)	(43,338)

	(87,708)	(75,978)	(11,730)	(15.4)	(158,669)

Operating income	15,602	10,853	4,749	43.8	24,475
Other income (expenses):
Interest expense, net:
Related parties	(515)	(488)	(27)	(5.5)	(988)
Other	(1,369)	(2,491)	1,122	45.0	(6,715)
Other income, net	195	285	(90)	(31.7)	322

Income before income taxes and other items	13,913	8,159	5,754	70.5	17,094
Equity in earnings of affiliates (inclusive of YTD stock compensation expense of ¥1 million in June 2006, ¥4 million in June 2005 and ¥6 million in Dec. 2005)	130	215	(85)	(39.6)	651
Minority interest in net income of consolidated subsidiaries	(539)	(168)	(371)	(220.3)	(997)

Income before income taxes	13,504	8,206	5,298	64.6	16,748
Income tax (expense)/benefit	(5,386)	2,067	(7,453)	—	3,071

Income before cumulative effect of accounting change	8,118	10,273	(2,155)	(21.0)	19,819

Cumulative effect of accounting change	—	—	—	—	(486)

Net income	8,118	10,273	(2,155)	(21.0)	19,333

Per Share data
Income before cumulative effect of accounting change per share — basic	1,275.41	1,770.93	(495.52)	(28.0)	3,258.96
Income before cumulative effect of accounting change per share — diluted	1,274.52	1,768.08	(493.56)	(27.9)	3,248.57
Cumulative effect of accounting change per share — basic	—	—	—	—	(80.02)
Cumulative effect of accounting change per share — diluted	—	—	—	—	(79.76)
Net income per share — basic	1,275.41	1,770.93	(495.52)	(28.0)	3,178.95
Net income per share — diluted	1,274.52	1,768.08	(493.56)	(27.9)	3,168.81
Weighted average number of ordinary shares outstanding — basic	6,365,193	5,801,009	564,184	9.7	6,081,511
Weighted average number of ordinary shares outstanding — diluted	6,369,633	5,810,385	559,248	9.6	6,100,971

(Note)               Percentages are calculated based on amounts before rounded in Change column.

Jupiter Telecommunications Co., Ltd.
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(YEN IN MILLIONS)
Account	June 30, 2006	December 31, 2005	Change
	Amount	Amount	Amount

Current assets:
Cash and cash equivalents	35,353	35,283	70
Accounts receivable	8,417	10,754	(2,337)
Allowance for doubtful accounts	(285)	(285)	(0)
Prepaid expenses and other current assets	13,796	13,454	342

Total current assets	57,281	59,206	(1,925)

Investments:
Investments in affiliates	4,216	5,155	(939)
Investments in other securities, at cost	2,892	2,890	2

	7,108	8,045	(937)

Property and equipment, at cost:
Land	2,652	1,796	856
Distribution system and equipment	420,079	395,738	24,341
Support equipment and buildings	26,144	28,246	(2,102)

	448,875	425,780	23,095

Less accumulated depreciation	(159,705)	(144,080)	(15,625)

	289,170	281,700	7,470

Other assets:
Goodwill	153,737	150,030	3,707
Other	16,539	17,476	(937)

	170,276	167,506	2,770

	523,835	516,457	7,378

Jupiter Telecommunications Co., Ltd.

Account	June 30, 2006	December 31, 2005	Change
	Amount	Amount	Amount

Current liabilities:
Short-term loans	2,800	2,000	800
Long-term debt—current portion	14,334	11,508	2,826
Capital lease obligations—current portion

Related parties	9,711	9,253	458
Other	782	1,299	(517)
Accounts payable	18,648	19,855	(1,207)
Accrued expenses and other liabilities	12,759	10,236	2,523

Total current liabilities	59,034	54,151	4,883

Long-term debt, less current portion	125,642	133,096	(7,454)
Capital lease obligations, less current portion:
Related parties	25,931	25,292	639
Other	2,610	2,679	(69)
Deferred revenue	43,998	44,346	(348)
Severance and retirement allowance	104	94	10
Redeemable preferred stock of consolidated subsidiary	500	500	—
Other liabilities	1,590	1,564	26

Total liabilities	259,409	261,722	(2,313)

Minority interests	4,040	3,290	750

Shareholders’ equity:
Ordinary shares no par value	114,553	114,481	72
Additional paid-in capital	195,493	195,219	274
Accumulated deficit	(50,235)	(58,353)	8,118
Accumulated other comprehensive income	575	98	477
Treasury stock	(0)	(0)	(0)

Total shareholders’ equity	260,386	251,445	8,941

	523,835	516,457	7,378

Jupiter Telecommunications Co., Ltd.
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity

(YEN IN MILLIONS)
					Accumulated
					Other		Total
		Additional paid	Comprehensive	Accumulated	Comprehensive	Treasury	Shareholders’
	Ordinary Shares	in capital	Income/(Loss)	Deficit	Income/(Loss)	Stock	Equity

Balance at December 31, 2004	78,133	137,931		(77,686)	(8)	—	138,370
Net income:	—	—	19,333	19,333			19,333
Other comprehensive income:
Changes in the fair value of derivative financial instruments	—	—	106	—	106		106

Comprehensive income	—	—	19,439	—	—		—

Stock option exercise	466	466		—	—		932
Stock compensation	—	2,216		—	—		2,216
Treasury stock at cost	—	—		—	—	(0)	(0)
Issuance of shares upon IPO, net of related costs	35,882	54,606		—	—		90,488

Balance at December 31, 2005	114,481	195,219		(58,353)	98	(0)	251,445

Net Income	—	—	8,118	8,118	—		8,118
Other comprehensive income:
Changes in the fair value of derivative financial instruments	—	—	477	—	477		477

Comprehensive income	—	—	8,595	—	—		—

Stock compensation		203		—	—		203
Treasury stock	—	—		—	—	(0)	—
Stock option exercise	72	71		—	—		143

Balance at June 30, 2006	114,553	195,493		(50,235)	575	(0)	260,386

Jupiter Telecommunications Co., Ltd.
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(YEN IN MILLIONS)
	6 months ended	6 months ended	12 months ended
	June 30, 2006	June 30, 2005	Dec. 31, 2005
Classification	Amount	Amount	Amount

Cash flows from operating activities:
Net income	8,118	10,273	19,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,698	20,585	43,338
Equity in earnings of affiliates	(130)	(215)	(651)
Minority interest in net income of consolidated subsidiaries	539	168	997
Stock compensation expenses	203	1,985	2,210
Deferred income taxes	2,771	(3,644)	(5,257)
Cumulative effect of accounting change	—	—	486
Changes in operating assets and liabilities, excluding effects of business combinations:
(Increase)/decrease in accounts receivable, net	3,192	821	(974)
(Increase) in prepaid expenses and other current assets	(2,099)	(1,859)	(1,499)
(Increase)/decrease in other assets	1,288	(167)	2,810
Increase/(decrease) in accounts payable	(870)	(1,813)	4,955
Increase/(decrease) in accrued expenses and other liabilities	1,457	1,628	(335)
Increase/(decrease) in provision for retirement allowance	(13)	154	(2,676)
(Decrease) in deferred revenue	(1,419)	(593)	(1,974)

Net cash provided by operating activities	37,735	27,323	60,763

Cash flows from investing activities:
Capital expenditures	(23,732)	(15,624)	(38,405)
Acquisition of new subsidiaries, net of cash acquired	(1,464)	(4,234)	(12,049)
Investments in and advances to affiliates	185	90	140
Acquisition of minority interest in consolidated subsidiaries	(1,147)	(215)	(4,905)
Other investing activities	794	69	(2,011)

Net cash used in investing activities	(25,364)	(19,914)	(57,230)

Jupiter Telecommunications Co., Ltd.

	(YEN IN MILLIONS)
	6 months ended	6 months ended	12 months ended
	June 30, 2006	June 30, 2005	Dec. 31, 2005
Classification	Amount	Amount	Amount

Cash flows from financing activities:
Proceeds from issuance of common stock	143	90,642	91,420
Net increase in short-term loans	693	—	1,750
Proceeds from long-term debt	40,339	1,544	126,904
Principal payments of long-term debt	(46,301)	(53,647)	(187,542)
Principal payments under capital lease obligations	(6,346)	(5,792)	(11,970)
Other financing activities	(829)	—	768

Net cash provided by (used in) financing activities	(12,301)	32,747	21,330

Net increase in cash and cash equivalents	70	40,156	24,863

Cash and cash equivalents at beginning of year	35,283	10,420	10,420

Cash and cash equivalents at end of term	35,353	50,576	35,283

Jupiter Telecommunications Co., Ltd.
Notes to Interim Period Consolidated Financial Statements
1.	Scope of consolidation
(1)	Number of consolidated subsidiaries: 21

(2)	The names of the Company’s consolidated subsidiaries are shown in “1.Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group”.
2.	Scope of application of equity method
(1)	Number of equity method affiliates: 6

(2)	The names of these affiliates are shown in “1.Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group”.
3.	Fiscal year end
     The fiscal year end for all consolidated subsidiaries is the same as the date of consolidated.
4.	Significant accounting policies
(1)	Accounting standards used to prepare interim period financial statements

The Company prepares its interim period consolidated financial statements using terminology, forms and methods of preparation required under accounting principles generally accepted in the United States of America, however part of descriptions and notes required under accounting principles generally accepted in the United States of America are omitted.

(2)	Securities valuation standards and valuation method

To value its securities, the Company applies Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Investments in affiliates (excluding loans):	Equity method
Investments in other securities:	Cost method
When investments in affiliates and unmarketable stocks decline in value, the Company considers the possibility of recognizing impairment losses if such declines are deemed to be more than temporary.
(3)	Valuation standards and valuation methods for derivatives

The Company accounts for derivatives based on SFAS No.133 “Accounting for Certain Derivative Instruments and Hedging Activities” as amended. According to SFAS No. 133, as amended, all derivatives must be fairly valued and recognized on the balance sheet as assets or liabilities.
•   Derivative instrument designated and effectively active as a fair value hedge:
Changes in the fair value of derivative instruments and of the assets or liabilities being hedged are recognized as periodic income/loss.
•   Derivative instrument designated as cash flow hedge—regarding the portion effectively active as a hedge:
Until income/losses on the assets or liabilities being hedged are recognized on the income statement, they must be recognized as other comprehensive income/loss.
•   Derivative instrument designated as cash flow hedge—regarding the portion that is not effectively active as a hedge:
Recognized as periodic income/loss.
•   Derivative instruments not designated as hedge:
Changes in fair value recognized as periodic income/loss.
(4)	Accounting for long-lived assets
For long-term assets other than goodwill, the Company evaluates the need for impairment losses on the basis of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which applies to instances when certain portions of book value are deemed unrecoverable or when changes in a situation result in book value becoming unrecoverable.
(5)	Depreciation method for tangible fixed assets

Jupiter Telecommunications Co., Ltd.
The straight-line method is applied.
Useful lives of major assets:

Distribution equipment:	10 ~ 15 years

Buildings:	15 ~ 40 years

Support equipment and buildings:	5 ~ 15 years

(Assets acquired through capital leases are depreciated over periods ranging from 2-21 years.)
(6)	Valuation standards and valuation methods for goodwill

The Company recognizes as goodwill the difference between costs of acquisition of consolidated subsidiaries and the estimated fair value of the net assets of applicable companies.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company conducts an impairment test once each year or whenever an event occurs that suggests the possibility of impairment.

(7)	Amortization of software

The Company includes software the Company uses internally in the “Other assets – Other” of consolidated balance sheet.
The Company amortizes using the straight-line method based on estimated useful life within the Company (less than 5 years).

(8)	Accounting methods of Asset Retirement Obligation

The company applies FASB Interpretation No. 47 which clarifies that the term asset retirement obligation as used in FASB Statement No.143, Accounting for Asset Retirement Obligations. This interpretation requires the Company to specify legal obligation to asset retirements and recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated when incurred.

(9)	Standards for recognition of important allowances
1)	Bad debt allowance

The Company calculates a bad debt allowance on the basis of actual loss ratios of previous years. It also recognizes estimated uncollectible amounts when such allowances are required.

2)	Severance and retirement allowance

The Company has an unfunded defined-benefit pension plan, for which it recognizes retirement allowance expenses in accordance with SFAS No. 87 “Employer’s Accounting for Pensions.”
(10)	Lease transactions

The Company accounts for leases in accordance with SFAS No.13 “Accounting for Leases.”

(11)	Amortization of intangible assets

Intangible assets consist of customer relationships, which are amortized over the expected lives of our customers.

(12)	Stock compensation

The FASB issued SFAS No. 123 (Revised 2004) (SFAS No. 123R) in December 2004. SFAS No. 123R is a revision of SFAS No. 123 Accounting for Stock-Based Compensation. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The company has used the modified prospective method to adopt SFAS No. 123R since January 1, 2006.

Jupiter Telecommunications Co., Ltd.
5.	Manufacturing, Orders and Sales
The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) is primarily involved in providing cable TV, high-speed Internet access, and telephony services. Accordingly, the Group has nothing to report regarding manufacturing and orders.
The details of revenue—subscription fees are as shown under “3.Business Results and Financial Conditions — (1)a.Revenue”.
6.	Segment Information
(1)	Operating segments

The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) has determined it has one reportable segment “Broadband services”. Therefore, information on operating segments is not applicable in this section.

(2)	Segment information by region

Because the Company does not have any overseas subsidiaries or branches, this section is not applicable.

Highlight of 2006 1H (1/2)

July 28, 2006
Jupiter Telecommunications Co., Ltd.
Unit:Yen in 100 million(rounding in 10 million yen)

					Estimate for
	6 months	6 months			the year
	ended	ended	Change		ending Dec.
P/L	June 30, '06	June 30, '05	Amount	%	31, 2006	Progress (%)	Explanation of changes
Revenue:
Subscription fee	928	779	149	19%			Revenue breakdown: CableTV 480(+72, or +18%), HS Internet 277(+51, or +23%), Telephony 170(+25, or +17%).
Other	105	89	16	19%

Total	1,033	868	165	19%	2,200	47%	Effect of acquisition (+56)
Operating costs and expenses:
Operating & programming costs	427	351	76	22%			In line with an increase in RGU, program purchase cost, and others increased. Effect of acquisitions(+9).
Selling, general & administrative	201	183	18	10%			Increase due to effect of acquisitions(+23), however, the growth rate of SGA was less than that of revenue due to lower increase in wages and decrease in advertising expense
Stock compensation	2	20	r 18	r 90%			In 2005 under variable accounting, and fair value exceeded exercisable price
Depreciation & amortization	247	206	41	20%			Increase in installation equipments, and the expansion of network. Effect of acquisition(+16)

Operating income	156	109	47	44%	315	50%
Other income(expense):
Interest expense, net	19	30	r 11	r 37%			Debt repayment of 500 in March 05, significant decrease in interest rates as a result of refinancing in Dec 2005 and reduced bank fee amortization.
Other income(expense), net	2	3	r 1	r 32%

Income before tax, equity, minority	139	82	57	71%
Equity in earnings of affiliates	1	2	r 1	r 40%
Minority interest in net income	5	2	3	220%

Income before income taxes	135	82	53	65%	270	50%
Income taxes & Other	54	r 21	75	—			Due to reversal of valuation allowance, tax benefit (¥3.9billion) was recognized in 2005.

Net income	81	103	r 22	r 21%	185	44%

OCF *1	405	334	71	21%
Margin	39.2%	38.5%	0.7%	—

*1:OCF (Operating Cash Flow=Revenue — Operating & programming costs — Selling, general & administrative expenses):

	As of June	As of Dec.
Assets and Liabilities	30, '06	31, '05	Change
Total Assets	5,238	5,165	73
Equity	2,604	2,514	90
Equity capital ratio to total assets	50%	49%	1%
Debt (including capital lease obligations)	1,818	1,851	r 33
Net Debt	1,465	1,498	r 33
D/E Ratio (Net)	0.56	0.60	r 0.04

	6 months	6 months
	ended	ended
Cash Flows	Jun. 30, '06	Jun. 30, '05	Explanation of 2006 amounts
Cash provided by operating activities	377	273	OCF(405)
Cash used in investing activities	r 254	r 199	Capital expenditure(237), and Acquisition of new subsidiaries and MI purchases(26)
Free Cash Flow	79	44	(Cash provided by operating activities 377) - (Capital expenditure incl. Capital lease 299)
Cash generated from (used in) financing activities	r 123	327	Proceed from long-term debt(+403), Principal payment of long-term debt and capital lease(-526)
Increase in cash	1	402

	6 months	6 months
	ended	ended	Change
Capital Expenditure	June 30, '06	June 30, '05	Amount	%
Capital expenditures	237	156	81	52%
Capital lease expenditure	61	73	r 12	r 16%
Total	299	229	70	30%

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Highlight of 2006 1H (2/2)

July 28, 2006
Jupiter Telecommunications Co., Ltd.

	As of	As of
J:COM Group	June 30, '06	Dec. 31, '05	Change			Explanation of changes
Consolidated subsidiaries
Managed systems	17	17	0	(a	)	Inclusion of Rokko Island Cable Vision (Jan '06) and Sakura Cable(Apr '06)
						Merger of KobeAshiya with Rokko, and Urawa with Media saitama
Others	4	3	1

						Kansai Multimedia Service became subsidiary (Jan '06)
Total	21	20	1	
Equity-method affiliates Managed systems	2	2	0	(b	)
Others	4	5	r 1			Kansai Multimedia Service became subsidiary (Jan '06)

Total	6	7	r 1	‚
Group total (1)+(2)	27	27	0
Managed system operators
(a)+(b)	19	19	0

				Existing consolidated			Newly consolidated
Consolidated managed systems				managed systems *6			managed systems *7
	As of	As of		As of	As of		As of
Operational Data	June 30, '06	June 30, '05	Change	June 30, '06	June 30, '05	Change	June 30, '06
RGUs
CATV	1,734,000	1,546,700	187,300	1,637,800	1,546,700	91,100	96,300
of which digital service	763,800	406,400	357,400	716,200	406,400	309,800	47,600
HS Internet access	920,000	763,600	156,400	876,900	763,600	113,300	43,100
Telephony	993,700	807,100	186,600	992,500	807,100	185,400	1,100

Total	3,647,700	3,117,400	530,300	3,507,200	3,117,400	389,800	140,500
Customers connected	2,081,200	1,826,200	255,000	1,972,600	1,826,200	146,400	108,500
Homes passed	7,503,900	6,616,300	887,600	6,871,800	6,616,300	255,500	632,100
Average number of RGUs per customer	1.75	1.71	0.04	1.78	1.71	0.07	1.30
Rate of customers taking 3 services	23.4%	21.2%	2.2%	24.6%	21.2%	3.4%	0.7%
ARPU *2	¥7,718	¥7,422	¥296	¥7,801	¥7,422	¥379	¥6,039
(Average revenue per customer per month)	*3	*4		*3	*4		*3
Monthly churn rate *5
CATV	1.2%	1.3%	r 0.1%	1.2%	1.3%	r 0.1%	0.8%
HS Internet access	1.4%	1.4%	0.0%	1.5%	1.4%	0.1%	1.2%
Telephony	0.8%	0.8%	0.0%	0.8%	0.8%	0.0%	0.2%
[Reference]

	Total of managed systems
	As of	As of
Operational Data	June 30, '06	June 30, '05	Change
RGUs
CATV	1,846,000	1,656,400	189,600
of which digital service	802,100	426,000	376,100
HS Internet access	969,300	808,500	160,800
Telephony	1,057,600	859,200	198,400

Total	3,872,900	3,324,100	548,800
Customers connected	2,216,600	1,955,800	260,800
Homes passed	8,103,400	7,198,200	905,200
Average number of RGUs per customer	1.75	1.70	0.05
Rate of customers taking 3 services	23.0%	20.8%	2.2%
ARPU*2	¥7,692	¥7,370	¥322
(Average revenue per customer per month)	*3	*4
Monthly churn rate *5
CATV	1.2%	1.4%	r 0.2%
HS Internet access	1.5%	1.4%	0.1%
Telephony	0.8%	0.8%	0.0%

*2:	ARPU is determined for any period as total revenue of our managed franchises, excluding revenue attributable to installation charges for new customers and fees paid to us by building owners related to terrestrial blockage, divided by the weighted-average number of connected customers during the period.

*3:	Monthly average for January — June, 2006

*4:	Monthly average for January — June, 2005

*5:	Churn Rate = number of cancellation ÷ average number of customers connected ÷ number of months

*6:	Consolidated managed systems other than *7

*7:	3 new managed systems that were consolidated after IPO 2005 (I.e. J:COM Setamachi, Cable TV Kobe, Sakura Cable)